Exhibit 10.2

ZALE CORPORATION
2003 STOCK INCENTIVE PLAN, AS AMENDED
TIME-VESTING RESTRICTED STOCK UNITS
PLAN AGREEMENT

Participant	Issue Date	Number of Units	Employee ID

Grant

Zale Corporation (the “Company”), on behalf of Zale Delaware, Inc. (“Zale Delaware”), its wholly-owned subsidiary, has granted to the Participant named above, as of the Issue Date, the above number of Restricted Stock Units, subject to the terms and conditions set forth in this Plan Agreement and in the Zale Corporation 2003 Stock Incentive Plan, as amended (the “Plan”).

Issue Date	The Issue Date for the Restricted Stock Units granted to the Participant pursuant to this Plan Agreement shall be the date set forth above.

Vesting Date(s)	The Restricted Stock Units issued pursuant to this Plan Agreement shall vest 25% on the second anniversary, 25% on the third anniversary and 50% on the fourth anniversary of the Issue Date.

Consequences of Vesting

Upon the Vesting Date, the Participant shall be entitled to receive one share of the Company’s common stock, par value $.01 per share (“Common Stock”), for each Restricted Stock Unit that vested on the Vesting Date or, in the sole discretion of the Committee, in lieu thereof, the Company shall pay to the Participant the Fair Market Value of such number of shares of Common Stock.  Unless the Committee has elected to make a cash payment upon the vesting of the Restricted Stock Units reasonably promptly after the Vesting Date, the Company shall cause to be delivered to the Participant a certificate evidencing the shares of Common Stock issuable to the Participant upon the vesting of the Restricted Stock Units, free of any restrictive legend other than restrictions on transfer as a result of applicable securities laws.

No Dividends or Voting Rights	The Participant shall not be entitled to receive dividend payments with respect to the Restricted Stock Units and shall have no voting rights with respect to the Restricted Stock Units.

Restrictions on Transfer

No transfer of the Participant’s rights with respect to the Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted.  Immediately upon any attempt to transfer such rights, such Restricted Stock Units, and all of the rights related thereto, shall be forfeited by the Participant.

Termination

Other than Cause - During the 90 days following termination of a Participant’s employment with Zale Delaware, Inc. for any reason other than Cause, the Company shall have the right to require the return of any Restricted Stock Units that had not vested as of the date of such Participant’s termination of employment and any such Restricted Stock Units required to be returned to the Company shall be void and of no further effect.

Cause - In the event of the termination of a Participant’s employment with Zale Delaware, Inc. for Cause, the Restricted Stock Units granted to the Participant which have not vested as of the date of such termination shall immediately be returned to the Company and thereupon shall be void and of no further effect.

No Section 83(b) Elections

The Participant shall not file with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (i.e., an election to include in gross income in the year of issuance of the Restricted Stock Units the amounts specified in such Section 83(b)).

Misc.	Upon the occurrence of a Change in Control, all outstanding Restricted Stock Units which have not theretofore vested shall immediately vest.

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.

Zale Corporation

Authorized Officer

I hereby agree to be bound by all the terms and conditions of this Plan Agreement and the Plan.

Participant